Exhibit 5.1

Our ref	MHY/604743-000074/18535566v4
Direct tel	+852 3690 7473
Email	mindy.ho@maples.com

Alibaba Group Holding Limited

26/F Tower One, Times Square

1 Matheson Street

Causeway Bay

Hong Kong

2 February 2021

Alibaba Group Holding Limited

We have acted as Cayman Islands legal advisers to Alibaba Group Holding Limited (the “Company”) in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date, in connection with the Company’s issue of debt securities (the “Securities”) from time to time.

We are furnishing this opinion as Exhibits 5.1, 8.1 and 23.2 to the Registration Statement.

1                                         Documents Reviewed

For the purposes of this opinion, we have reviewed originals, copies or final drafts of the following documents and such other documents as we have deemed necessary in order to render the opinions below:

1.1                               The certificate of incorporation of the Company dated 28 June 1999 and the certificate of incorporation on change of name of the Company dated 6 December 2007, and the amended and restated memorandum and articles of association of the Company adopted by special resolution passed on 30 September 2020 (the “Memorandum and Articles”).

1.2                               An extract of the minutes (the “Minutes”) of the meeting of the board of directors of the Company held on 4 November 2020 (the “Meeting”), certified by the assistant company secretary of the Company on 2 February 2021.

1.3                               A certificate of good standing with respect to the Company issued by the Registrar of Companies dated 1 February 2021 (the “Certificate of Good Standing”).

1.4                               A certificate from an officer of the Company a copy of which is attached to this opinion letter (the “Officer’s Certificate”).

1.5                               The Registration Statement.

2                                         Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter.  These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter.  In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Certificate of Good Standing and the Officer’s Certificate.  We have also relied upon the following assumptions, which we have not independently verified:

2.1                              Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.2                              All signatures, initials and seals are genuine.

2.3                              The Securities are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the “Relevant Law”) and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.4                              The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Securities.

2.5                              There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

2.6                              There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Securities.

2.7                              No monies paid to or for the account of any party under the Securities or any property received or disposed of by any party to the Securities in each case in connection with the Securities or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (2020 Revision) and the Terrorism Act (2018 Revision), respectively).

2.8                              There is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.

3                                         Opinion

Based upon the foregoing assumptions and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1                              The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2                              The execution, issuance, delivery and performance of the Securities have been duly authorised by and on behalf of the Company, and when the Securities have been executed, issued and unconditionally delivered for and on behalf of the Company and authenticated in the manner set forth in the Indenture relating to such issue of Securities and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, the Securities will have been duly executed, issued and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

3.3                              The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement are accurate in so far as such statements are summaries of or relate to Cayman Islands law, and such statements constitute our opinion.

4                                         Qualifications

The opinions expressed above are subject to the following qualifications:

4.1                              The obligations assumed by the Company under the Securities will not necessarily be enforceable in all circumstances in accordance with their terms.  In particular:

(a)                                enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b)                                enforcement may be limited by general principles of equity.  For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)                                 some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)                                where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)                                 the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment.  If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the “functional currency” of the Company determined in accordance with applicable accounting principles.  Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)                                  arrangements that constitute penalties will not be enforceable;

(g)                                 enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)                                provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)                                    the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Securities in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)                                   we reserve our opinion as to the enforceability of the relevant provisions of the Securities to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions; and

(k)                                a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Securities whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Act (2021 Revision) of the Cayman Islands, including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company.

4.2                              Applicable court fees will be payable in respect of the enforcement of the Securities.

4.3                              To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.4                              A certificate, determination, calculation or designation of any party to the Securities as to any matter provided therein might be held by a Cayman Islands court not to be conclusive final and binding if, for example, it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error.

4.5                              The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the Cayman Islands and/or restrictive measures adopted by the European Union Council for Common Foreign and Security Policy extended to the Cayman Islands by the Order of Her Majesty in Council.

4.6                              We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Securities.

We express no view as to the commercial terms of the Securities or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP